Exhibit (c)(4)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

 Strictly Private and Confidential    Citi Banking, Capital Markets & Advisory | TransportationOctober 4, 2019  Project EuropaDiscussion Materials  26/48

       Citi Confidential Disclaimer  The following pages contain material provided to the Board of Directors of Aircastle Limited (“Europa” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a potential transaction involving the Company.The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections for the Company contained herein have been prepared or adopted by the management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi.The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice.  1  27/48

Summary of Communications to Date

	Boston – Summary of 9/28 Indication	Maine – Outline of Exploratory Discussion
Valuation	• $28.00 per share in cash • High end of Boston's initial indication of interest range of $26.00 – $28.00 (from August 22, 2019)	• Preliminary valuation range of $27.00 – $28.00 in cash
Financing	• Funded with a mix of financial sponsor equity and third-party debt – The financial sponsors have provided commitments for up to ~$1.1 billion in equity – Financing providers have submitted highly confident letters for debt financing	• Marubeni and Mizuho / IBJ each funding ~50% of the equity to acquire the shares not currently held by Marubeni • Financing has been arranged
Timing / Due Diligence	• 30 days for confirmatory due diligence and to negotiate / finalize definitive documentation • Remaining due diligence items deemed critical to submitting a final offer include (but are not limited to): details on the assets and their maintenance condition as well as certain corporate items / projections	• 6 weeks for due diligence plus potentially 2 weeks to negotiate / finalize definitive documentation • Intend to perform "Public Company style" diligence; will not need to review every lease • Will require appraisal validation and maintenance cashflow forecast • Tax structure diligence will be important
Approvals	• Final approval from investment committee can be obtained on short notice once due diligence is completed • No anticipated regulatory hurdles	• Maine and its advisors do not anticipate any regulatory issues (including CFIUS) • Maine has not specified what, if any, internal approvals will be required
Exclusivity / Other	• Boston has requested a 30 day period of exclusivity • Boston has requested reimbursement of reasonable, documented out-of-pocket expenses of up to $10 million • Additionally, Boston has requested permission to speak with Maine	• Maine has not communicated any request for exclusivity or expense reimbursement

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Source: Boston letter dated September 28, 2019; Boston letter dated August 22, 2019; Maine outline of exploratory discussions communicated via financial advisor on September 27, 2019.

Implied Metrics

($ in millions, except per share items)

	Metric:	Current	Illustrative Price	
Illustrative Share Price		**$21.99**	**$27.00**	**$28.00**
Implied Premium to Current Share Price		**--**	***22.8%***	***27.3%***
Implied Premium to Share Price on August 6, 2019 ($19.73) [(1)]		***11.5***	***36.8***	***41.9***
Trading Data				
% Premium / (Discount) to:	**Metric:**			
52-Week High Close (09/17/19)	$23.50	(6.4%)	14.9%	19.1%
52-Week Low Close (12/24/18)	16.19	35.8	66.8	72.9
VWAP for the 12 Months Prior to August 6, 2019	19.85	10.8	36.0	41.0
VWAP since August 6, 2019	21.77	1.0	24.0	28.6
Implied Valuation				
Implied Equity Value		**$1,687**	**$2,072**	**$2,148**
Implied Firm Value [(2)]		**6,502**	**6,886**	**6,963**
Valuation Multiples				
Price / Book Value of Equity				
06/30/2019A [(3)]	$26.96	0.82x	1.00x	1.04x
Price / Pre-Tax Income [(4)]				
2019E	$2.21	10.0x	12.2x	12.7x
2020E	2.87	7.7	9.4	9.8
Price / Earnings [(4)]				
2019E	$2.06	10.7x	13.1x	13.6x
2020E	2.70	8.1	10.0	10.4

Source: Company filings, FactSet. Market data as of October 2, 2019.
Note: Balance sheet data as of June 30, 2019.
Europa fully diluted share count of 76.729 million as of June 30, 2019 per Europa management. Consists of 74.951 million common shares, 0.067 million RSUs, and 1.711 million PSUs (assuming maximum LTIP payout).

(1) Date of Europa's Q2 2019 earnings announcement. Share price closed at $19.73.
(2) $5,043 million in gross debt outstanding, pro forma for the July 14, 2019 redemption of $500 million 6.25% Senior Notes due 2019; an assumed pro forma $150 million cash balance as per Europa management guidance post-redemption of the Senior Notes due 2019; and $79 29/48 investment in affiliates per Q2 2019 filings.
(3) Book Value Per Share calculated as Shareholders' Equity of $2,021 million divided by common shares issued and outstanding of 74.983 million as of June 30, 2019 and as stated in Europa's Second Quarter 2019 Earnings Presentation.
(4) Estimates represent median of latest available Wall Street Research.

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citi

                                                                 14  16  18  20  22  24  26  28  $30  Jan-14  Jul-14  Jan-15  Jul-15  Jan-16  Aug-16  Feb-17  Aug-17  Mar-18  Sep-18  Mar-19  Sep-19  12/24/201852-Week Low (2)($16.19)  Share Price Performance Since 2014  FactSet. Market data as of October 2, 2019.  Source: Note: (1)(2)  Select Aircraft Lessors include AER, AL, and BOC Aviation (2588-HK). Represents a value-weighted index.Reflects price performance since market close on August 5, 2019, the day before Europa’s Q2 2019 earnings announcement on the morning of August 6, 2019. At market close.  Price  $21.99Current Price  9/17/201952-Week High (2)($23.50)    5/16/2018: Ontario Teachers’ Plan Board launches sale of its ~10% (7.9mm shares) stake.    Range:$27.00 - $28.00  Share Price Performance(January 1, 2014 – Current)    $19.85VWAP 12 Months Prior to August 6th  $21.77VWAP Since August 6th        Relative Share Price Performance Since Q2 2019 Earnings Release (1)            50(5)  201510  25%        08/05 08/12 08/19 08/26 09/02 09/09 09/16 09/23 09/30Europa Select Aircraft Lessors S&P 500  4  4.3%  12.8%  1.5%  30/48

Recommended Process Timeline



September
October
November
Phase I
Phase II
Today
Key Checkpoints
9/9 – 9/14 Both NDAs Executed; Phase I Information Released
9/27 – 9/28 Received Communications
Receive IOIs from Market Check
Receive Final Proposal(s)(1)
Review of Sensitive Materials
Key Board Meetings
Board Meeting Determine Next Steps
Board Meeting
Board Meeting
Boston and Maine
Review Phase I Information
~15 days
Europa Assesses Proposals
Up to 10 days
Review Phase II Information via VDR
~30+ days (+/-)
Negotiation and Signing
Additional Parties (Market Check)
If desired, launch Market Check
Review Phase I Information
~10 days
NDAs to prohibit discussions with banks and / or other parties in Phase I
Assess Proposals
~1-2 days
Review Phase II Info via VDR
~20 – 30 days (+/-)
Conduct "Expert" Calls
~2 days

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(1) Includes buyer mark-up of transaction documentation, a draft of which is provided by Europa ~3 weeks from final bid date.

▲ Creates additional competitive tension  ▲ May find another party willing to pay more for Europa  ▲ Certain parties may have pre-existing interest and familiarity with Europa, allowing for an expedited market check  ▲ Potentially maximizes execution certainty  ▲ Can be pursued with limited disruption to business and employees  ▲ Phase I diligence already assembled  Benefits and Considerations of a Market Check               Some risk that it causes one or both of the “birds in hand” to walk away upon hearing of broader outreach   Transaction leak becomes more likely   Can distract focus away from two main bidders and slow down overall process   Potentially disruptive to existing business relationships if rumors circulate   Existing market chatter in industry may have caused any interested parties to contact Europa already      Benefits Considerations  6  32/48

 Parties for Potential Market Check  [***]    7  33/48

 Topics to Consider  Maine  Process      Exclusivity and expense reimbursement  Boston   Messaging back to Boston in light of indication and requests  How to address participation in process and timing  Messaging back regarding price range, timing, and diligence  If decide to launch a Market Check, how broad and when to make outreachRisks of leaks and disclosureOverall pace given likely speed of certain buyers and possibility of new participantsSensitivity of sharing Phase I or II information with potential competitors and multiple parties  8  34/48  Request to speak with Maine

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